Exhibit 10.8

PERSONAL AND CONFIDENTIAL

February 12, 2010

Mr. Michael A. Weiss

c/o Express Parent LLC

One Limited Parkway

Columbus, OH 43230

Re:	Employment Agreement

Dear Mr. Weiss:

This letter agreement will serve to confirm the terms of your continued employment with Express, LLC, a Delaware limited liability company (“Express”), and Express Parent LLC, a Delaware limited liability company (“Parent,” and together with Express, the “Company”), as President and Chief Executive Officer of the Company reporting directly to the board of managers of Parent (the “Board”). Your duties as President and Chief Executive Officer will involve such duties as are normally associated with such position and such other matters related to the day-to-day management of the Company as delegated to you by the Board. Your principal place of business will be at the Company’s chief executive office, which is currently located in Columbus, Ohio, it being agreed and understood that you will engage in business travel to the extent necessary or desirable for the performance of your duties as the Company’s President and Chief Executive Officer. So long as you are the Company’s President and Chief Executive Officer, subject to applicable law and the rules of any stock exchange on which the Company’s stock may be traded, the Company will ensure that you are appointed to the Board as an ex-officio, non-voting member of the Board (or, to the extent you are appointed either as a Limited Designee or a Buyer Designee (as each such term is defined in the Company’s Limited Liability Agreement dated as of June 26, 2008 (as amended, modified or restated from time to time, the “LLC Agreement”)), as a voting member of the Board. The specific terms of your employment are as follows:

1. Annual Base Salary. During the Term (as defined in Section 5 below), your annual base salary will be $1,000,000 (“Base Salary”), to be paid in regular installments in accordance with the Company’s general payroll practices for other executives of the Company. The Board will review your Base Salary on an annual basis (following the completion of each fiscal year of the Company, commencing at the completion of the fiscal year commencing on or about February 1, 2010) for potential increase thereto. All amounts payable to you pursuant to this agreement shall be subject to any required withholding under applicable law.

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2. Bonus. For each spring and fall season of the Company during the Term commencing with the spring season commencing on or about February 1, 2010, you will also be eligible to earn a seasonal bonus based upon the achievement of performance targets for such season (which performance targets will be established by mutual agreement of the Board and you (generally focusing on financial metrics of the Company in comparison to budget)). The amount of your seasonal bonus shall be (i) between 0% and 80%, with a target bonus amount of 40%, of your Base Salary with respect to each spring season, and (ii) between 0% and 120%, with a target bonus amount of 60%, of your Base Salary with respect to each fall season. Accordingly, for each fiscal year during the Term, you will be eligible to earn an aggregate annual bonus of between 0% and 200%, with an aggregate annual target bonus amount of 100%, of your Base Salary. Any bonus earned under this Section 2 shall be paid in the calendar year in which the season to which such bonus relates ends (it being agreed that the spring and fall seasons of the Company generally end in July and January, respectively, of the applicable calendar year).

3. Benefits; Reimbursement of Expenses.

(a) During the Term, you will be eligible to receive benefits in accordance with the Company or its subsidiaries’ standard benefit plans which are provided to other senior executives of the Company (excluding any incentive equity compensation, which will be determined on a case by case basis), as the same may be amended, modified or replaced from time to time. In addition, the Company will provide you with the use of a private jet for all of your business-related travel and will purchase up to 100 hours annually of private jet use for your personal travel (such aircraft to be substantially similar to that used by you for your business-related travel).

(b) Promptly following your presentation to the Company of reasonable supporting documentation therefor, the Company shall reimburse you for all business travel, entertainment and other expenses, in each case, incurred by you in connection with the performance by you of your duties pursuant to this agreement which are consistent with the Company’s policies in effect from time to time regarding such business expenses. In addition, you shall be entitled to a reasonable daily allowance for the use by you of your private residence in New York, New York in connection with the performance by you of your duties pursuant to this agreement. To the extent any reimbursements or in-kind benefits under this agreement constitute “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all such expenses, benefits or other reimbursements under this agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

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(c) During the Term, you shall be entitled to up to four weeks of annual paid time off.

(d) To the extent your private jet use for your personal travel described in Section 3(a) or your private residence allowance described in Section 3(b) (the “Benefit Payments”) are subject to federal, state and/or local income tax, then you shall be entitled to receive an additional payment (an “Income Tax Gross-Up Payment”) in an amount such that after payment by you of all taxes, including any taxes imposed upon the Income Tax Gross-Up Payment, you will bear no net out-of-pocket income tax cost associated with your receipt of the Benefit Payments and the Income Tax Gross-Up Payment. The Income Tax Gross-Up Payment shall be made by the end of the calendar year following the calendar year in which you remit the related tax.

4. Severance. The Company will pay you Severance upon (i) the Company’s termination of your employment without Cause and (ii) your termination of your employment for Good Reason.

For purposes of this agreement, the following terms shall have the following meanings:

(a) “Cause” means (i) the conviction of a felony (or your entry of a plea of guilty or “no contest” with respect to a felony), (ii) repeated and willful failure to perform material duties (except during periods when you are unable to perform such duties as a result of your illness (either physical or mental) or other incapacity or excused absence or vacation) consistent with your position and title as reasonably directed by the Board, (iii) willful misconduct with respect to any material aspect of the business of the Company which results in material harm to the Company’s business or its reputation or (iv) a material breach by you of your obligations set forth in this agreement; provided that you shall not be deemed to have been terminated for Cause in the case of clause (iv) above, unless such breach is not fully corrected prior to the expiration of the 15 day period following delivery to you of the Company’s written notice of its intention to terminate your employment for Cause describing the basis therefor in reasonable detail.

(b) “Good Reason” means you resign your employment with the Company as a result of one or more of the following events that occur without your consent (i) any material adverse change in your title or in your duties or responsibilities as the Company’s President and Chief Executive Officer (except during periods when you are unable to perform such duties as a result of your illness (either physical or mental) or other incapacity or excused absence or vacation), (ii) an adverse change to your reporting relationship to the Company’s Board, (iii) a material breach by the Company of this agreement (including, without limitation, any reduction in your Base Salary or your bonus opportunity described in Section 2 hereof), (iv) any increase in the veto rights of Limited Brands, Inc. or its affiliates as compared to those specified in the LLC Agreement or any increase to the rights of Limited Brands, Inc. or any of its affiliates such that they have the right to appoint a majority of the members of the Board, (v) a relocation of your principal business location to an area outside of the Columbus, Ohio metropolitan area or the

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New York, New York metropolitan area or relocating your principal business location from the Company’s headquarters or (vi) the failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing the Company’s obligations set forth in this agreement; provided that you must deliver the Company written notice of your resignation no later than 60 days after you become aware of the occurrence of any such event in order for your purported resignation with Good Reason to be effective hereunder and such resignation will not be effective until the 60th day following receipt of any such written notice by the Company (the “Notice of Termination”). Notwithstanding anything contained herein to the contrary, you shall not have Good Reason for termination if, within thirty (30) days after the receipt by the Company of your Notice of Termination, the Company corrects the action or failure to act that constitutes the purported grounds for termination for Good Reason as set forth in the Notice of Termination.

(c) “Severance” means (i) an amount equal to twelve (12) months of your then-current Base Salary payable in regular installments over the twelve (12) month period following the date of termination of your employment, (ii) a guaranteed bonus payment (not subject to proration) equal to 100% of your then-current Base Salary payable within sixty days following the date of termination of your employment, (iii) the bonus described in Section 2 above for each of the spring season and fall season in the fiscal year in which such termination occurs if you would have otherwise been entitled to receive such seasonal bonus based upon satisfaction of the underlying performance targets, in each case payable at such times as you would have otherwise been entitled to receive such amounts had you not been terminated; provided that if the date of such termination occurs prior to the last day of the applicable (i.e., spring or fall) season with respect to which such bonus described in clause (iii) above is earned, then such bonus described in clause (iii) above will be prorated based upon the number of days you were employed during such season, and (iv) medical and dental benefits similar in the aggregate to those provided to you immediately prior to the date of termination of your employment for the period during which you are receiving payments under Section 4(c)(i) hereof; provided, that the Company’s obligation to provide such medical and dental benefits shall cease upon the earlier of (x) your becoming eligible for such benefits as the result of employment with another employer and (y) the expiration of your right to continue group health and dental coverage under Section 4980B of the Internal Revenue Code. As a condition to the Company’s obligation to pay you Severance, you and the Company shall enter into and deliver a mutually agreeable general release whereby you release any and all claims arising out of or related to your employment with the Company and its subsidiaries and the termination of your employment. Notwithstanding anything in this agreement to the contrary, the Company shall have no obligation to pay you Severance during such times as you are in violation of Section 6, 7, or 8 of this agreement. If your employment is terminated for any reason, you will be entitled to receive (i) any portion of your Base Salary and paid time off, if any, accrued and unpaid through the date of termination of your employment and (ii) any bonus earned for the prior season (i.e., for the season prior to the season in which your termination occurs) pursuant to Section 2 hereof, if any, which has not been previously

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paid. Except as otherwise set forth in this Section 4(c), all of your rights to any remuneration of any kind or nature whatsoever from the Company or any of its subsidiaries shall cease on the termination of your employment.

(d) You shall forfeit all rights to Severance payments and benefits unless the release referred to in Section 4(c) above is signed, delivered and not subject to revocation within sixty (60) days following the date of your termination of employment. If the foregoing release is executed, delivered and not subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and not subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this agreement applied as though such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your termination of employment.

(ii) To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following your termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your termination of employment.

(iii) The Company may provide, in its sole discretion, that you may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that you shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 4(d), the Company may reimburse you the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, in each case had such benefits commenced immediately upon your termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

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(e) In the event of your termination of employment, you will take all necessary or desirable actions to effect a smooth transition of your duties to such person or persons as may be designated by the Board.

(f) In the event the stock of the Company or any of its subsidiaries or their respective parent companies is publicly traded and you are a “specified employee” as that term is defined under Treas. Reg. 1.409A-1(h)(3), as promulgated under the Code, then, except as otherwise permitted under Code Section 409A and the Treasury Regulations promulgated thereunder, (i) with respect to any such amounts payable under clause (i) of the first sentence of Section 4(c), you will begin receiving payments on the first scheduled payroll date in the seventh month following the termination of the Term and such payments shall continue for a period of twelve months pursuant to the Company’s general payroll practices in effect as of the time of termination and (ii) with respect to any such amounts payable under clause (ii) and clause (iii) of the first sentence of Section 4(c), you will receive such payment on the last to occur of (A) the date such payment would have otherwise been payable pursuant to Section 4(c) and (B) the first scheduled payroll date in the seventh month following the termination of the Term.

(g) It is the intent of the parties to this agreement that this agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Code Section 409A and the Treasury Regulations promulgated thereunder. To the extent that future regulations or guidance issued pursuant to Code Section 409A or the Treasury Regulations promulgated thereunder require any amendments to this agreement as to the form and timing of the payment of benefits hereunder, the parties agree that they will consent to, and make, such amendments, subject, in each such case, to the preservation of the parties’ respective economic interests and legal rights and obligations hereunder.

5. Term. The term (the “Term”) of this agreement shall commence as of the date hereof and shall terminate immediately upon the first to occur of (i) the effective date of your resignation with or without Good Reason (it being agreed that in the case of your resignation without Good Reason, you shall provide the Company with not less than 60 days written notice prior to the effective date of any such resignation), death or Disability (as defined below) and (ii) the termination of your employment by the Company for Cause or without Cause. Any termination of this agreement by the Company shall be effective as specified in a written notice to you from the Company. Your termination of employment with the Company for any reason shall be deemed to automatically remove you, without further action, from any and all offices held by you with the Company and its subsidiaries (including, without limitation, any office as a member of the Board or as a member of the board of managers of any of the Company’s subsidiaries). You agree to promptly sign and submit notice(s) of resignation or any other documents reasonably requested in order for the Company or any of its subsidiaries to effect your removal from any offices held by you. “Disability” (i) means any incapacity due to a physical or mental illness or injury which results in your inability to perform your duties for a

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total of 120 days during any 12 month period, as determined by the Board in its good faith judgment and (ii) will be deemed to have occurred on the 120th day of such inability to perform.

6. Confidential Information. You acknowledge that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or its subsidiaries obtained by you while employed by the Company or any of its subsidiaries or while serving as an officer or director of the Company or its subsidiaries (“Confidential Information”) are the property of the Company and its subsidiaries. Therefore, during the Term and for a period of five years thereafter, you agree that you shall not disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Board or the applicable subsidiary’s board of managers, as the case may be, unless and to the extent that (i) the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act or (ii) you are required to disclose such Confidential Information pursuant to applicable law (it being agreed you shall cooperate with the Company’s efforts (and at the Company’s cost), if requested by the Company, to obtain a protective order or other assurances that such Confidential Information shall be accorded confidential treatment); provided that with respect to each portion of the Confidential Information that qualifies as a trade secret under applicable law, each such portion of such Confidential Information shall be held and treated in accordance with the provisions of this agreement for such maximum period of time as is allotted for trade secrets under applicable law. You will deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information, Work Product (as defined in Section 7 below) or related to the business of the Company or its subsidiaries which you may then possess or have under your control.

7. Inventions and Patents. You acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by the Company (“Work Product”) belong to the Company. You shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after your employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

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8. Noncompete and Nonsolicitation.

(a) In further consideration of the remuneration to be paid hereunder and your pecuniary interest in any current or future equity issuance provided or which may be provided to you in the future, you agree that during the Term and during the 12 month period immediately thereafter, you will not, either directly or indirectly, for yourself or any other person or entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any employee thereof, on the other, (ii) hire any person who is (or in the case of a former employee, was an employee of the Company or any of its subsidiaries at any time during the 180 day period prior to any attempted hiring by you) an employee of the Company or any of its subsidiaries, (iii) induce or attempt to induce any supplier, licensee, licensor or other material business relation of the Company or its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such supplier, licensee, licensor or material business relation, on the one hand, and the Company or any of its subsidiaries, on the other (including, without limitation, making any negative statements or communications about the Company or such subsidiary) or (iv) Participate in any Competitive Business. “Participate” includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not preclude you from (A) the passive ownership (i.e., you do not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or (B) serving on the board of directors or any board committee of any of Borders Group, Inc., Payless Shoe Source or Chico’s or any other company approved by the Board. “Competitive Business” means any business anywhere in the United States that is engaged in the men’s or women’s specialty retail apparel business. You agree that the aforementioned covenant contained in this Section 8(a) is reasonable with respect to its duration, geographical area and scope.

(b) If, at the time of enforcement of Sections 6, 7 or 8 of this agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because your services are unique and because you have access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this agreement. Therefore, in the event of a breach or threatened breach of this agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event a court determines that you breached or violated this Section 8, the periods of such restrictive covenants will be tolled until such breach or violation has been duly cured.

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9. Other Businesses. As long as you are employed by the Company, you agree that you will not, except with the express written consent of the Board, become engaged in, render services for, or permit your name to be used in connection with any business other than the business of the Company and will not serve as an officer, employee or director or in a similar capacity of any other entity, except that you may continue your service as a member of the board of directors or any board committee of each of Borders Group, Inc., Payless Shoe Source and Chico’s and any other company approved by the Board. Notwithstanding the foregoing, you may devote a reasonable amount of your time to civic or charitable activities and the management of your personal investments so long as such activities do not interfere with the performance of your duties and responsibilities for the Company.

10. Complete Agreement. This agreement embodies the complete agreement and understanding among the parties with respect to its subject matter and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain employment agreement, dated July 24, 2007, between you and Express Holding, LLC and any other prior agreement between you and the Company or any of its subsidiaries or predecessors with respect to your employment by the Company or any of its subsidiaries or predecessors.

11. Counterparts. This agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Successors and Assigns. This agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, successors and assigns, except that you may not assign your rights or delegate your obligations hereunder.

13. Choice of Law. This agreement will be governed by the internal laws of the State of Ohio. Each of the undersigned submits to the co-exclusive jurisdiction of the United States District Court and any Ohio state court sitting in Columbus, Ohio over any lawsuit under this agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Each of the undersigned waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party at its address indicated in the Company’s payroll records, and service so made will be deemed to be completed on the date of delivery. Each of the undersigned consents to service of process as aforesaid. Nothing in this agreement will prohibit personal service in lieu of the service by mail contemplated herein.

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14. Certain Tax Matters.

(a) Each of you and the Company acknowledges and agrees that no payments to be made pursuant to this agreement or in connection with the issuance to you of equity interests by Parent are intended to be “parachute payments” (as defined in § 280G(b)(2) of the Code). In furtherance of such intention, each of you and the Company acknowledges and agrees that in connection with any change in the ownership or control of the Company and its subsidiaries, or a member of the Company or any other fundamental corporate transaction which would implicate Code § 280G, the parties will confer in an attempt to qualify for the private company exception set forth in Code § 280G(b)(5)(ii), it being agreed that neither party shall be legally obligated to do so.

(b) Notwithstanding the intention of you and the Company set forth in Section 14(a), if at any time it is determined (as hereafter provided) that any payment by the Company to you, whether pursuant to the terms of this agreement or the lapse or termination of any vesting restriction set forth in any agreement governing the terms and conditions of any equity issuance to you by Parent or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company or its subsidiaries, or a member of the Company within the meaning of Section 280G of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(c) Subject to the provisions of Section 14(d), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from the Company that there has been a Payment. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by the Company to you not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 14(d) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm

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shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you, and in no event later than the end of the calendar year following the year in which you remit any Excise Tax to the Internal Revenue Service.

(d) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30 day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(i) provide the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

(iii) cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred by the Company in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest. Without limiting the foregoing provisions of this Section 14(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any

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imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by you of an amount advanced by the Company pursuant to Section 14(d), you become entitled to receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon, but after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 14(d), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days immediately following such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

15. Indemnification. The Company hereby covenants and agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable laws against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney’s fees and expenses) resulting from your good faith performance of your duties and obligations with the Company or any of its subsidiaries or as the fiduciary of any benefit plan of the Company or its subsidiaries. To the extent permitted by applicable laws, the Company, within 30 days of presentation of invoices, shall reimburse you for all reasonable out-of-pocket legal fees and disbursements reasonably incurred by you in connection with any such indemnifiable matter; provided that you shall consult with the Company prior to selecting your counsel and shall obtain the Company’s approval, which approval shall not be unreasonably withheld, of such counsel. In addition, the Company shall cover you under its directors and officers liability insurance policy both during the Term and during the six-year period thereafter in the same amount and to the same extent, if any, as the Company covers its other officers and directors during any such period of time. In no event shall you be liable to the Company or any member of the Company as a result of the performance of your duties hereunder except as a result of your willful misconduct or knowing violation of applicable law.

16. Amendment and Waiver. The provisions of this agreement may be amended or waived only with the prior written consent of the Board and you, and no course of conduct or failure or delay in enforcing the provisions of this agreement shall affect the validity, binding effect or enforceability of this agreement.

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17. Company Representations. The Company represents and warrants that this agreement has been duly authorized and approved by the Board.

Please countersign a copy of this agreement to evidence your agreement to the terms and conditions contained herein.

Sincerely, EXPRESS PARENT LLC

/s/ Matthew Moellering
By: Matthew Moellering Its: Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

EXPRESS, LLC

/s/ Matthew Moellering
By: Matthew Moellering Its: Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Michael A. Weiss
Michael A. Weiss

Date: